Exhibit 10.1

December 29, 2021

Via Hand Delivery

Dr. Young Soo Woo

101-204

Koduk-ro 333, Kangdong-gu

Seoul, Korea

Re: Separation Agreement

Dear Dr. Woo:

This letter agreement (this “Separation Agreement”) confirms our mutual understanding regarding your resignation from the position of Chief Financial Officer of Magnachip Semiconductor Corporation, a Delaware corporation (“MSC”), and of Magnachip Semiconductor, Ltd., a Korean yuhan hoesa (“MSK”), and from all other positions with each direct and indirect subsidiaries of MSC, effective as of 11:59 p.m. on December 31, 2021 (the “Resignation Date”). MSC and all of its direct and indirect subsidiaries are collectively referred to herein as the “Company”.

1. Incorporation by Reference. Reference is made to that certain Executive Service Agreement by and between you, on the one hand, and MSC and MSK, on the other hand, entered into as of May 25, 2020 (the “Service Agreement”). If any provision contained in the Service Agreement conflicts with any provision in this Separation Agreement, the provision contained in this Separation Agreement shall govern and control. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Service Agreement.

2. Voluntary Resignation. By signing below, you hereby voluntarily resign from the position of Chief Financial Officer of MSC and MSK and from all other positions with each direct and indirect subsidiaries of MSC, effective as of 11:59 p.m. on the Resignation Date. Notwithstanding anything to the contrary provided in the Service Agreement or otherwise, your resignation shall be deemed to be voluntary pursuant to Section 4(a)(vi) (Resignation without Good Reason).

3. Severance Benefit. The Company is offering, and you have accepted, the following benefits (collectively, the “Severance Benefit”) in exchange for your execution of this Separation Agreement and the release of claims contained herein and in Exhibit A attached hereto (the “Release of Claims”):

(a) Separation Payment. You will receive cash severance payment equal to six (6) times your currently effective monthly base salary, which will be paid in installments as follows: (i) KRW 56,668,000 on February 25, 2021; (i) KRW 28,334,000 on March 25, 2021; (i) KRW 28,334,000 on April 25, 2021; (i) KRW 28,334,000 on May 25, 2021; and (i) KRW 28,334,000 on June 24, 2021. You will also be entitled to receive the Annual Bonus applicable to the calendar year 2021, based on actual performance achievement for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year. The payments set forth in this Section 3(a) are collectively referred to herein as the “Separation Payment”.

Magnachip Semiconductor, VPLEX 15F, 501 Teheran-ro, Gangnam-gu, Seoul, South Korea 06168

(b) Equity Compensation. During your engagement with the Company, you have been granted equity awards (“Equity Awards”) under the terms of the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan (the “2011 Equity Plan”) or the Magnachip Semiconductor Corporation 2020 Equity and Incentive Compensation Plan (together with the 2011 Equity Plan, the “Equity Plan”). Any Equity Awards that are outstanding under the Equity Plan will be treated in accordance with the terms of the Equity Plan and the applicable award agreements; provided, however, that for purposes of this Section 3(b) only, your separation shall be deemed to constitute “termination without Cause” rather than “resignation without Good Reason” under the Equity Plan and such award agreements.

(c) Notwithstanding anything herein or in the Service Agreement to the contrary, the Severance Benefit (including the Separation Payment) to be provided to you shall be contingent upon and subject to:

(i) your execution and non-revocation of the Release of Claims and your satisfaction of the conditions under the Release of Claims;

(ii) your compliance with all of the terms of the Confidentiality Agreement and Proprietary Information and Invention Assignment Agreement, both of which are dated as of May 25, 2020, except as superseded by this Separation Agreement; and

(iii) your compliance with all the terms of this Separation Agreement, including Section 4 below (and by reference, Sections 6, 7, 8 and 10 of the Service Agreement).

(d) Taxes. The Company shall withhold taxes as required by applicable law. You shall be responsible for filing applicable tax returns and paying applicable taxes to the relevant tax authorities in connection with the receipt of the Severance Benefit described above.

(e) Payment of Benefits and Compensation. You agree that, except as otherwise provided herein, you have been paid all benefits and compensation (including any equity based compensation) owed to you by the Company (or its parent company, as applicable) and are not entitled to any additional severance, wages, salary, benefits, equity, options, bonuses, incentive compensation, allowances, or other remuneration from the Company. For the avoidances of doubt, you acknowledge that any payment or benefits you were entitled pursuant to the Service Agreement have been duly voided between you and the Company prior to the Resignation Date, and you shall not claim that the aforementioned payment or benefits have not been provided by the Company.

(f) The Company’s Waiver of Notice. The Company hereby waives the 30-day notice requirement set forth in Section 4(b) of the Service Agreement in connection with your resignation pursuant to this Separation Agreement.

4. Covenants. Sections 6 (Non-Competition; Non-Solicitation; Non-Hire), 7 (Non-Disclosure of Confidential Information; Non-Disparagement; Intellectual Property), 8 (Injunctive Relief) and 10 (Cooperation) of the Service Agreement are hereby incorporated hereinto by reference. You hereby confirm the validity and effectiveness of such provisions and agree to comply with them.

5. Entire Agreement. This Separation Agreement, the Release of Claims and the Service Agreement (and the Confidentiality Agreement and the Proprietary Information and Invention Assignment Agreement referenced in this Separation Agreement) constitute the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersede all prior agreements, policies and understandings (whether written or oral), between you and the Company, relating to such subject matter (including, without limitation, any oral promise to retain you as a consultant for any period following your termination of engagement and provide payments or benefits in connection therewith).

6. General. Sections 13 (Assignment and Successors), 14 (Governing Law), 15 (Validity), 16 (Notices), 17 (Counterparts), 19 (Amendments; Waivers), 20 (No Inconsistent Actions), 21 (Construction), 22 (Dispute Resolution), 23 (Enforcement), 24 (Withholding), 25 (Clawback) and 27 (Representations) of the Service Agreement are hereby incorporated hereinto by reference, provided that those sections shall apply pari passu to this Separation Agreement as if the term “Agreement” were replaced with the term “Separation Agreement”.

[Remainder of page internationally left blank, Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning one copy of this Separation Agreement to the undersigned, whereupon this Separation Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MAGNACHIP SEMICONDUCTOR CORP.

By:	/s/ Young-Joon Kim
Name:	Young-Joon Kim
Title:	Chief Executive Officer

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Young-Joon Kim
Name:	Young-Joon Kim
Title:	Representative Director

Accepted and agreed as of the date first written above:

Young Soo Woo

By:	/s/ Young Soo Woo
Name: Young Soo Woo

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release of Claims”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release of Claims will have the respective meanings ascribed to them in the Separation Agreement dated December 29, 2021, among Magnachip Semiconductor Corporation, MagnaChip Semiconductor, Ltd. and the undersigned (the “Separation Agreement”).

For and in consideration of the Severance Benefit and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives and assigns, hereby agree to release and forever discharge the Company and all of their respective predecessors, successors, affiliates, subsidiaries, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to or in any other way involving in any manner whatsoever my executive service to, or employment by, the Company or the termination thereof, including any and all claims arising under federal, state or local laws of the United States of America or under national, provincial or local laws of the Republic of Korea (as well as any applicable foreign jurisdictions) relating to executive service or employment, including claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs. I agree further that this Release of Claims may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by me or my descendants, dependents, heirs, executors, administrators or assigns. By signing this Release of Claims, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release of Claims (the “Release Effective Date”), I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Company Releasees before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law, and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. Further, I understand that, by executing this Release of Claims, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive the Severance Benefit, including the Separation Payment, in accordance with the Separation Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company or (iii) claims that cannot be waived by law.

I hereby agree to waive any and all claims to re-engagement or re-employment with the Company and affirmatively agree not to seek further employment with the Company.

The provisions of this Release of Claims will be binding upon my heirs, executors, administrators, legal representatives and assigns. If any provision of this Release of Claims will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release of Claims.

This Release of Claims will be governed in accordance with the laws of the Republic of Korea, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release of Claims or claim of breach hereof will be brought exclusively in the courts in the Republic of Korea.

/s/ Young Soo Woo
Young Soo Woo

Dec. 29, 2021
Date